N / E / W / S R / E / L / E / A / S / E

August 20, 2019

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

First Merchants Corporation Announces Revised Record Date for September Dividend Payment

First Merchants Corporation (NASDAQ: FRME) announced today that the record date for its previously declared third quarter dividend will change from September 6, 2019 to August 31, 2019. The declared cash dividend of $0.26 per share remains unchanged and will continue to be payable on September 20, 2019. However, it will now be payable to shareholders of record as of August 31, 2019. As a result of the change, the ex-dividend date will be August 30, 2019.

In October 2018, First Merchants and MBT Financial Corp., a Michigan corporation ("MBT"), entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), pursuant to which MBT will merge with and into First Merchants. With all regulatory and shareholder approvals for the merger having been obtained, consummation of the merger is expected to occur prior to September 5, assuming the other customary closing conditions in the Merger Agreement are satisfied.

The Merger Agreement contemplated that First Merchants and MBT would coordinate their dividend schedules for the quarter in which the closing of the merger was to occur so that holders of MBT’s common stock would not receive dividends on both First Merchants and MBT common shares in the same calendar quarter. Because the holders of MBT common stock previously received a dividend payment on August 15, 2019, First Merchants is making the above record date change so that former MBT shareholders will not be entitled to receive First Merchants’ September 20th dividend payment.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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